Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIPLOMAT PHARMACY, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned executes the following Articles of Incorporation:

FIRST:        The present name of the corporation is Diplomat Pharmacy, Inc. (the “Corporation”).

SECOND:                                         The identification number assigned by the Bureau is: 099705.

THIRD:   The date of filing of the original Articles of Incorporation was March 26, 1975.

FOURTH:                                        The following Restated Articles of Incorporation supersede the Articles of Incorporation, as amended, and shall be the Articles of Incorporation of the Corporation (the “Articles of Incorporation”):

ARTICLE I
NAME

The name of the Corporation is Diplomat Pharmacy, Inc.

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Michigan is 4100 South Saginaw Street, Flint, MI 48507, and the name of the registered agent at such address is Ryan Ruzziconi.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act, as amended from time to time (the “MBCA”).

ARTICLE IV
AUTHORIZED STOCK AND RELATIVE RIGHTS

A.                                          The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 600,000,000 shares consisting of (i) 10,000,000 shares of Preferred Stock (the “Preferred Stock”), and (ii) 590,000,000 shares of Common Stock (the “Common Stock”).

B.                                          The shares of the Preferred Stock may be divided into and issued in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is authorized to cause the Preferred Stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated in the resolution providing for the issue of the Preferred Stock adopted by the Board of Directors.  Such resolutions, when filed, shall constitute amendments to the Articles of Incorporation.

C.                                          Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote.

ARTICLE V

COMPROMISE, ARRANGEMENT OR PLAN OF REORGANIZATION

When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or a class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs.  If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

A.                                          NUMBER.                              The number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors in accordance with the Bylaws of the Corporation.

B.                                          CLASSES.

1.                                      The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective.  At the first annual meeting of shareholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and the Class I directors shall be elected for full terms of three years.  At the second annual meeting of shareholders following such initial classification, the term of office of the Class II directors shall expire and the Class II directors shall be elected for full terms of three years.  At the third annual meeting of shareholders following such initial classification, the term of office of the Class III directors shall expire and the Class III directors shall be elected for full terms of three years.  At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

2.                                      If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, the additional directors shall be classified as provided by the Board of Directors.

3.                                      A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by the Board of Directors by an affirmative vote of a majority of the directors then in office.  If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify.  A director or the entire Board of Directors may be removed only for cause.

4.                                      Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the applicable terms of the Articles of Incorporation, except that such directors so elected shall not be divided into classes pursuant to this Article.

ARTICLE VII
SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted by the MBCA to be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors before the consent of shareholders is executed.

ARTICLE VIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the State of Michigan located in Genesee County and the United States District Court for the Eastern District of Michigan shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the MBCA, or (iv) any action asserting a claim otherwise governed by the State of Michigan’s “internal affairs doctrine.” Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this provision of the Articles of Incorporation.

ARTICLE IX

EXCULPATION OF DIRECTORS

A.                                          The liability of the directors for monetary damages is eliminated to the fullest extent under applicable law.  If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated to the fullest extent permitted by applicable law, as so amended.

B.                                          Any repeal or modification of this Article IX shall be prospective and shall not affect the rights under this Article IX in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

ARTICLE X
AMENDMENT

A.                                          ARTICLES OF INCORPORATION.  In addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by the Articles of Incorporation or any certificate of amendment filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, IX and X of the Articles of Incorporation.

B.                                    BYLAWS.  The Board of Directors may adopt, amend or repeal the Bylaws of the Corporation.  The shareholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Articles of Incorporation, such action by shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

* * * * * *

The foregoing Articles of Incorporation have been duly adopted in accordance with the provisions of Section 642 of the MBCA by [the shareholders at a meeting in accordance with Section 611(3) of the MBCA/the unanimous written consent of the shareholders entitled to vote in accordance with Section 407(2) of the MBCA].

Executed at Flint, Michigan, on September , 2014

Sean Whelan, Secretary